Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of GTSI Corp. on Form S-8 (File No. 333-29439, 333-62681, 333-78199, 333-59478, 333-88360, 333-112738, 333-117058, 333-44922) of our reports dated March 11, 2005 with respect to the consolidated financial statements and financial statement schedule of GTSI Corp., GTSI Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GTSI Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young, LLP

McLean, Virginia
March 14, 2005